EX. 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Harry J. White, Jr. Chief Financial Officer (214) 631-1166

SILVERLEAF RESORTS, INC.
ANNOUNCES EARNINGS FOR FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2004

     DALLAS, TEXAS. (March 18, 2005) — Silverleaf Resorts, Inc. (OTC:SVLF) today announced its financial results for the quarter and year ended December 31, 2004.

     Total revenue for 2004 increased 9.5% to $183.7 million from $167.7 million in 2003. Vacation interval sales increased $14.5 million, or 11.7% over 2003. For 2004, net income was approximately $13.8 million, or $0.35 per diluted share, on approximately 39 million weighted average common and common equivalent shares outstanding. For 2003, Silverleaf reported a net loss of approximately $13.9 million, or $0.38 per diluted share, primarily as a result of a $28.7 million first quarter 2003 increase to the Company’s provision for uncollectible notes.

     For the quarter ended December 31, 2004, total revenue was $45.3 million, an increase of $6.2 million from the same period in 2003. Net income for the quarter was $4.3 million, or $0.11 per diluted share, compared to net income of $907,000, or $0.02 per diluted share, for the same period in 2003.

     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

     This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2003 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 29, 2004.

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Vacation Interval sales	$32,177	$28,416	$138,046	$123,585
Sampler sales	666	490	2,150	1,765

Total sales	32,843	28,906	140,196	125,350

Interest income	10,268	8,741	37,843	34,730
Management fee income	300	300	1,201	1,547
Gain on sales of notes receivable	1,335	374	1,915	3,205
Other income	511	747	2,522	2,834

Total revenues	45,257	39,068	183,677	167,666

Costs and Operating Expenses:
Cost of Vacation Interval sales	5,478	6,126	24,964	22,657
Sales and marketing	18,248	15,719	71,890	65,775
Provision for uncollectible notes	5,631	5,685	26,811	53,673
Operating, general and administrative	6,253	5,810	25,639	26,209
Depreciation and amortization	952	913	3,588	3,806
Interest expense and lender fees	4,484	4,089	17,627	16,550

Total costs and operating expenses	41,046	38,342	170,519	188,670

Other Income:
Gain on early extinguishment of debt	—	—	—	6,376

Total other income	—	—	—	6,376

Income (loss) before provision for income taxes and discontinued operations	4,211	726	13,158	(14,628)
Provision for income taxes	—	(3)	(23)	(86)

Net income (loss) from continuing operations	4,211	723	13,135	(14,714)

Discontinued Operations:
Income from discontinued operations	121	184	624	794

Net income (loss):	$4,332	$907	$13,759	$(13,920)

Net income (loss) per share — Basic:
Net income (loss) from continuing operations	$0.12	$0.02	$0.35	$(0.40)
Income from discontinued operations	0.00	0.00	0.02	0.02

Net income (loss)	$0.12	$0.02	$0.37	$(0.38)

Net income (loss) per share — Diluted:
Net income (loss) from continuing operations	$0.11	$0.02	$0.33	$(0.40)
Income from discontinued operations	0.00	0.00	0.02	0.02

Net income (loss)	$0.11	$0.02	$0.35	$(0.38)

Weighted average number of shares outstanding:
Basic	36,860,238	36,826,906	36,852,133	36,826,906

Diluted	39,015,786	37,955,099	38,947,854	36,826,906

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,	December 31,
ASSETS	2004	2003

Cash and cash equivalents	$10,935	$4,093
Restricted cash	3,428	1,624
Notes receivable, net of allowance for uncollectible notes of $52,506 and $48,372, respectively	196,466	193,379
Accrued interest receivable	2,207	2,169
Investment in Special Purpose Entity	5,173	6,053
Amounts due from affiliates	288	150
Inventories	109,303	101,399
Land, equipment, buildings, and utilities, net	24,375	27,488
Land held for sale	2,991	2,991
Prepaid and other assets	14,340	12,441

TOTAL ASSETS	$369,506	$351,787

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$7,980	$6,705
Accrued interest payable	1,302	1,087
Amounts due to affiliates	929	656
Unearned revenues	4,634	3,712
Notes payable and capital lease obligations	218,310	215,337
Senior subordinated notes	34,883	36,591

Total Liabilities	268,038	264,088

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,249,006 shares issued, 36,860,238 shares outstanding at December 31, 2004, and 36,826,906 shares outstanding at December 31, 2003	372	372
Additional paid-in capital	116,614	116,999
Retained deficit	(10,914)	(24,673)
Treasury stock, at cost, 388,768 shares at December 31, 2004 and 422,100 shares at December 31, 2003	(4,604)	(4,999)

Total Shareholders’ Equity	101,468	87,699

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$369,506	$351,787